EXHIBIT 16

                           OPTI-flex(R) DYNAMIC FUND
                       TOTAL RETURN COMPUTATION SCHEDULE

     Method by which total return (ending redeemable value) is computed:

          P(1 + T)nth power = ERV

          P = a hypothetical initial payment of $1,000
          T = average annual total return
          N = number of years
          ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of one, five or 10-year periods (or fractional portion thereof)

OPTI-flex(R) DYNAMIC FUND          1/4 YEAR        5 YEARS        10 YEARS
-------------------------          --------        -------        --------
Beginning Account Balances         $1,000.00       $1,000.00      $1,000.00
Average Annual Total Return             3.22%           -0-            -0-
Ending Redeemable Value            $1,032.20       $    0.00      $    0.00

Formula Computation:

       1/4 year:  $1,000(1 + .0332)           =   $1,032.20

        5 years:  $1,000(1 + .0000)5th power  =       $0.00

       10 years:  $1,000(1 + .0000)10th power =       $0.00


The total return quotation represented above was computed for the period from October 1, 1996 (commencment of operations) to December 31, 1996.